Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data” and “Senior Securities” and to the use of our report dated March 12, 2010, with respect to the consolidated financial statements, including the consolidated schedules of investments in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for a total offering of $200,000,000 as included in the registration statement.

/s/ Ernst & Young LLP

San Francisco, California

February 7, 2012